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                       METROPOLITAN LIFE INSURANCE COMPANY

                                [200 Park Avenue

                            New York, New York 10166]

            GUARANTEED MINIMUM INCOME BENEFIT RIDER - LIVING BENEFIT

This Rider forms a part of the Contract to which it is attached and is effective as of the Effective Date shown on the Contract Schedule. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control, including but not limited to the Enhanced Dollar Cost Averaging (EDCA) Rider. Your election of this Rider is irrevocable and its provisions will remain part of the Contract until terminated in accordance with the provisions below. This Rider amends the Contract as follows:

DEFINITIONS

For purposes of the Rider, the term "Effective Date" is defined to mean the date this Rider is issued and made an effective part of your Contract. The Effective Date must be on the Issue Date or a Contract Anniversary.

The following is added to the "Annuity Provisions" section:

                        GUARANTEED MINIMUM INCOME BENEFIT

                                 This Rider provides a minimum income benefit upon annuitization by establishing an Income Base and applying such Income Base to guaranteed purchase rates. The Income Base is the greater of the Highest Anniversary Value (defined below) and the Annual Increase Amount (defined below). The Income Base is established for the sole purpose of determining the minimum income benefit and is not available for cash withdrawals and does not establish or guarantee an Account Balance or a minimum return for any Investment Division.

                                 We guarantee that your minimum monthly Fixed
                                 Income Payment will not be less than the Guaranteed Minimum Income Benefit (GMIB) Payment (less any applicable charges and fees as described in the Contract Schedule or any Rider) provided you meet the eligibility requirements below. If a higher Fixed Income Payment results from applying your total Adjusted Account Balance to the then current Fixed Annuity rates applicable to this class of contracts, we will pay you the greater amount.

                                 At the Annuity Calculation Date, the GMIB
                                 Payment will be determined by applying the Income Base to the GMIB Annuity Table multiplied by the applicable GMIB Payment Adjustment Factor shown on the Contract Schedule. In calculating the GMIB Payment, any Withdrawal Charges that would have applied if you had made a full withdrawal of your Account Balance will be deducted from the Income Base. We reserve the right to reduce the Income Base for any Premium and Other Taxes that may apply. You choose an Annuity Date that is within 30 days following any Contract Anniversary on or after the GMIB Income Date shown on the Contract Schedule, but no more than 30 days after the GMIB Rider Termination Date shown on the Contract Schedule.

                                 Under this Rider, your Purchase Payment
                                 allocations and all transfers, and
                                 reallocations of your Account Balance must meet the following allocation limits applicable to the Investment Divisions and other accounts included by rider as set forth in the section on Allocation, Transfer and Rebalancing below.

                                 On any Contract Anniversary on or after the GMIB First Optional Step-Up Date as shown on your Contract Schedule, you may elect an Optional Step-Up provided the amount of time that has elapsed since the last Optional Step-Up is at least equal to the GMIB Optional Step-Up Waiting Period shown on your Contract Schedule. You may elect an Optional Step-Up provided that The Account Balance exceeds the Annual Increase Amount immediately before the Step-Up, and Your Attained Age on the Optional Step-Up Date (or the age of the oldest Joint Owner, or of the Annuitant if the Owner is a non-natural person) does not exceed the Maximum Optional Step-Up Age as shown on the Contract Schedule. The Optional Step-Up election will reset the Annual Increase Amount to the Account Balance on the Contract Anniversary, reset the Maximum Annual Increase Amount if greater than the Maximum Annual Increase Amount immediately before the Step-Up, reset the GMIB Income Date to the Optional Step-Up GMIB Income Date as shown on

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                                 the Contract Schedule and reset the GMIB Rider
                                 Charge, as shown on your Contract Schedule, to a rate we shall determine that does not exceed the Maximum Optional Step-Up Charge, as shown on your Contract Schedule, provided that this rate will not exceed the rate currently applicable to the same rider available for new contract purchases at the time of Step-Up.

                                 THIS RIDER WILL TERMINATE UPON THE EARLIEST OF
                                 (A) THE 30TH DAY FOLLOWING THE GMIB RIDER
                                 TERMINATION DATE SHOWN ON THE CONTRACT
                                 SCHEDULE; (B) THE DATE YOU MAKE A FULL
                                 WITHDRAWAL OF YOUR ACCOUNT BALANCE; (C) THE
                                 DATE THERE ARE INSUFFICIENT FUNDS TO DEDUCT THE GMIB RIDER CHARGE FROM YOUR ACCOUNT BALANCE;
                                 (D) THE DATE YOU ANNUITIZE YOUR CONTRACT; (E) A CHANGE OF THE OWNER OR JOINT OWNER (OR ANNUITANT IF THE OWNER IS A NON-NATURAL PERSON), SUBJECT TO OUR ADMINISTRATIVE PROCEDURES; (F) THE DATE YOU ASSIGN YOUR CONTRACT, SUBJECT TO OUR ADMINISTRATIVE PROCEDURES; (G) DEATH OF THE OWNER OR JOINT OWNER (OR ANNUITANT IF THE OWNER IS A NON-NATURAL PERSON); (H) THE DATE THE GUARANTEED PRINCIPAL OPTION TAKES EFFECT; OR
                                 (I) TERMINATION OF THE CONTRACT TO WHICH THIS RIDER IS ATTACHED.

INCOME BASE                      The Income Base is the greater of (a) or (b):

                                 (a)  HIGHEST ANNIVERSARY VALUE: On the
                                      -------------------------
                                      Effective Date we set this value equal to your Account Balance. If the Effective Date is the same as the Issue Date, we set this value equal to your initial Purchase Payment. During each subsequent Contract Year we increase this value by any Purchase Payments made and reduce it proportionately by the Percentage Reduction, as defined below, in Account Balance attributable to any partial withdrawals taken. On every subsequent Contract Anniversary prior to the Last Highest Anniversary Date shown on the Contract Schedule, we compare this value to the current Account Balance and we set the Highest Anniversary Value equal to the higher amount.

                                 (b)  ANNUAL INCREASE AMOUNT: On the Effective
                                      ----------------------
                                      Date we set this amount equal to your
                                      Account Balance. If the Effective Date is the same as the Issue Date, we set this value equal to your initial Purchase Payment. For purposes of this calculation, if this Rider is effective on the Issue Date, all Purchase Payments credited within 120 days of the Issue Date will be treated as if received on the Issue Date. After the Effective Date, this amount will equal:

                                      (i)  The sum total of the Annual Increase
                                           Amount on the Effective Date and each
                                           Purchase Payment accumulated at the
                                           Annual Increase Accumulation Rate,
                                           shown on the Contract Schedule,
                                           through the earlier of the Annuity
                                           Calculation Date or the GMIB Rider
                                           Termination Date, from the date the
                                           Purchase Payment is made, less

                                      (ii) The sum total of each Withdrawal
                                           Adjustment, as defined below, for any
                                           partial withdrawal accumulated at the
                                           Annual Increase Accumulation Rate,
                                           through the earlier of the Annuity
                                           Calculation Date or the GMIB Rider
                                           Termination Date, from the date of
                                           withdrawal.

                                           The Annual Increase Amount is subject
                                           to a Maximum Annual Increase Amount
                                           equal to the Annual Increase Amount
                                           Cap Percentage, shown on the Contract
                                           Schedule, multiplied by the sum total
                                           of the Annual Increase Amount on the
                                           Effective Date and each Purchase
                                           Payment. The Maximum Annual Increase
                                           Amount may increase upon Optional
                                           Step-Up as described below.

                                      For purposes of calculating the Annual
                                      Increase Amount when the GMIB Rider Charge is assessed, the Annual Increase Accumulation Rate will be applied through the end of the prior Contract Year.

                                 We define the Percentage Reduction in Account Balance attributable to a partial withdrawal as the computation of dividing the dollar amount of the withdrawal plus any applicable Withdrawal Charges by the Account Balance immediately preceding such withdrawal. When we reduce a value proportionately by the Percentage Reduction in Account Balance attributable to a partial withdrawal we multiply that value by 1 minus the Percentage Reduction.

                                 The Withdrawal Adjustment for any partial withdrawal in a Contract Year is defined to equal the Annual Increase Amount immediately prior to the withdrawal multiplied by the Percentage Reduction in Account Balance attributable to that partial withdrawal. However, if all partial withdrawals in a Contract Year are payable to the Owner (or Annuitant if the Owner is a non-natural person) or other payees that we agree to in writing and if total partial withdrawals in a Contract Year are not greater than the Annual Increase Amount on the previous Contract Anniversary multiplied by the Dollar-for-Dollar Withdrawal Percentage shown on the Contract Schedule, the total Withdrawal Adjustments for that Contract Year will be set equal to the dollar

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                                 amount of total partial withdrawals in that
                                 Contract Year and treated as a single
                                 withdrawal at the end of that Contract Year.

GMIB ANNUITY TABLE               The guaranteed monthly payout rates per $1000
                                 of Income Base are shown in the GMIB Annuity
                                 Tables using the Basis of GMIB Annuity Table shown on the Contract Schedule. The rate applied will depend upon the Annuity Option chosen and the Attained Age and sex of the Annuitant and Joint Annuitant, if applicable.

                                 The base contract provides guaranteed fixed annuity payments that are based on the Annuity 2000 Mortality Table with 7-year age setback with interest at the minimum guaranteed interest rate. Since the payout rates guaranteed under this Rider are based on conservative assumptions, the level of income guaranteed under this Rider is often less than the income that would be guaranteed by annuitizing under the regular provisions of your Contract.

ELIGIBILITY REQUIREMENTS FOR     You are only eligible to receive GMIB Payments
THE GMIB PAYMENT                 if:

                                 1.   The Owner is a natural person and the
                                      Owner is also the Annuitant. If the Owner is a non-natural person then the Annuitant will be considered the Owner for GMIB Payment purposes. If Joint Owners are named, the age of the oldest will be used to determine the Income Base and GMIB Payment, and

                                 2. You choose an Annuity Date that is within 30 days following any Contract Anniversary on or after the GMIB Income Date shown on the Contract Schedule, but no more than 30 days after the GMIB Rider Termination Date shown on the Contract Schedule. However, if your Account Balance is fully withdrawn (we will notify you prior to a withdrawal that would result in the Account Balance being fully withdrawn with an opportunity to remedy), we set an Annuity Date 30 days following the full withdrawal date, and the GMIB Payment (if any) will be determined using the Income Base after any applicable Withdrawal Adjustment associated with the withdrawal that exhausted your Account Balance, and

                                 3. You choose to start receiving Fixed Income Payments under one of the Annuity Options shown on the Contract Schedule. If a single life option is chosen and Joint Owners are named, the age of the oldest will be used to determine the Income Base and the GMIB Payment, and monthly Fixed Income Payments will be made for the lifetime of the oldest Joint Owner. You may name a Joint Annuitant on the Annuity Date for purposes of a Life Income Annuity for Two option, and

                                 4.   Income Payments will be paid as monthly
                                      installments or at any frequency
                                      acceptable to you and us. If the amount of the Income Base to be applied under an Annuity Option is less than $5,000, we reserve the right to make one lump sum payment in lieu of Income Payments. If the amount of the first Income Payment would be less than $100, we may reduce the frequency of payments to an interval which will result in the payment being at least $100, but no less than annually.

GMIB RIDER CHARGE                The GMIB Rider Charge is equal to the specified
                                 percentage shown on the Contract Schedule multiplied by the Income Base at the end of the prior Contract Year prior to any Optional
                                 Step-Up. The charge is assessed for the prior
                                 Contract Year at each Contract Anniversary following the Effective Date. If you take a full withdrawal or apply any portion of your Adjusted Account Balance to an Annuity Option, a pro rata portion of the GMIB Rider Charge will be assessed based on the number of months from the last Contract Anniversary to the date of withdrawal or application to an Annuity
                                 Option. The GMIB Rider Charge may only be changed as a result of an Optional Step-Up.

                                 The GMIB Rider Charge will be deducted from your Account Balance. This deduction will result in the cancellation of Accumulation Units from each applicable Investment Division (and/or reduction of any portion of the Account Balance allocated to any other accounts included by rider) in the ratio that the portion of the Account Balance in such Investment Division (and/or other account) bears to the total Account Balance.

GUARANTEED PRINCIPAL OPTION      The Guaranteed Principal Option allows you to
                                 elect to receive an adjustment to your Account
                                 Balance in lieu of receiving GMIB Payments. The adjustment is called the Guaranteed Principal
                                 Adjustment, and is equal to (a) - (b) defined below:

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                                 (a)  is the Account Balance on the Effective
                                      Date reduced proportionately by the
                                      Percentage Reduction in Account Balance
                                      attributable to any partial withdrawals
                                      taken. If the Effective Date is the same as the Issue Date, this value is the Purchase Payments credited within 120 days of the Effective Date reduced proportionately by the Percentage Reduction in Account Balance attributable to any partial withdrawals taken.

                                 (b)  is the Account Balance on the Contract
                                      Anniversary immediately preceding exercise of the Guaranteed Principal Option.

                                 The Guaranteed Principal Option may be
                                 exercised provided that (a) exceeds (b) as defined above.

                                 You may exercise the Guaranteed Principal
                                 Option in accordance with our administrative procedures within 30 days following any Contract Anniversary on or after the Guaranteed Principal Option First Exercise Date shown on the Contract Schedule, but no more than 30 days following the GMIB Rider Termination Date shown on the Contract Schedule. The Guaranteed Principal Adjustment will be made at the end of the 30-day window period after the Contract Anniversary immediately preceding receipt of such Notice.

                                 The Guaranteed Principal Adjustment will be added to each applicable Investment Division and any other accounts included by rider in the ratio that the Account Balance in such Investment Division bears to the total Account Balance in all Investment Divisions and any other account included by rider.

                                 The Guaranteed Principal Adjustment will never be less than zero.

                                 If the Guaranteed Principal Option is
                                 exercised, this GMIB Rider will terminate on the date the Guaranteed Principal Adjustment is added to the Account Balance and we will no longer deduct the GMIB Rider Charge and the limitations relating to the GMIB Investment Divisions described in Allocation, Transfer and Rebalancing below will no longer apply.

OPTIONAL STEP-UP                 On any Contract Anniversary on or after the
                                 GMIB First Optional Step-Up Date as shown on your Contract Schedule, you may elect an Optional Step-Up provided the amount of time that has elapsed since the last Optional
                                 Step-Up is at least equal to the GMIB Optional
                                 Step-Up Waiting Period shown on your Contract
                                 Schedule. You may elect by Notice, an Optional
                                 Step-Up provided that:

                                 1.   The Account Balance exceeds the Annual
                                      Increase Amount immediately before the
                                      Step-Up, and

                                 2. Your Attained Age on the Optional Step-Up Date (or the age of the oldest Joint Owner, or of the Annuitant if the Owner is a non-natural person) does not exceed the Maximum Optional Step-Up Age as shown on the Contract Schedule.

                                 You may elect an Optional Step-Up by providing Notice to Us in accordance with our administrative procedures. The Optional Step-Up will take effect on the Contract Anniversary following receipt of such Notice.

                                 The Optional Step-Up election will:

                                 (a)  reset the Annual Increase Amount to the
                                      Account Balance on the Contract
                                      Anniversary following receipt of an
                                      Optional Step-Up election. All Purchase
                                      Payments and Withdrawal Adjustments
                                      previously used to calculate the Annual
                                      Increase Amount will be set equal to zero on the Step-Up date, and the Account Balance on the Step-Up date will be treated as a single Purchase Payment received on that date for purposes of determining the Annual Increase Amount.

                                 (b) reset the Maximum Annual Increase Amount to the Annual Increase Amount Cap Percentage multiplied by the reset Annual Increase Amount, if greater than the Maximum Annual Increase Amount immediately before the Step-Up.

                                 (c) reset the GMIB Income Date to the Optional Step-Up GMIB Income Date as shown on the Contract Schedule.

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                                 (d)  reset the GMIB Rider Charge to a rate we
                                      shall determine that does not exceed the Maximum Optional Step-Up Charge, as shown on your Contract Schedule, provided that this rate will not exceed the rate currently applicable to the same rider available for new contract purchases at the time of Step-Up.

ALLOCATION, TRANSFER AND         While this Rider is in force, unless otherwise
REBALANCING                      provided in the Contract Schedule, all
                                 allocations to or transfers among Investment
                                 Divisions and any other accounts included by rider are limited as follows:

                                 Each Purchase Payment, or your Account Balance on the Effective Date, must be allocated in accordance with either subsection (1) or (2) below:

                                 1. You must allocate your Purchase Payments or your Account Balance on the Effective Date to the GMIB Investment Divisions and to other accounts included by rider shown on the Contract Schedule.

                                 2. You must allocate your Purchase Payments or your Account Balance on the Effective Date in accordance with the following allocation requirements:

                                      (a)  A percentage, at least equal to the
                                           Platform 1 Minimum Percentage shown
                                           on the Contract Schedule, must be
                                           allocated to any combination of
                                           Investment Divisions that we classify
                                           as Platform 1 Investment Divisions,
                                           and other accounts included by rider
                                           shown on the Contract Schedule;

                                      (b)  A percentage, not to exceed the
                                           Platform 2 Maximum Percentage shown
                                           on the Contract Schedule, may be
                                           allocated to any combination of
                                           Investment Divisions that we classify
                                           as Platform 2 Investment Divisions,
                                           shown on the Contract Schedule;

                                      (c)  A percentage, not to exceed the
                                           Platform 3 Maximum Percentage shown
                                           on the Contract Schedule, may be
                                           allocated to any combination of
                                           Investment Divisions that we classify
                                           as Platform 3 Investment Divisions,
                                           shown on the Contract Schedule; and

                                      (d)  A percentage, not to exceed the
                                           Platform 4 Maximum Percentage shown
                                           on the Contract Schedule, may be
                                           allocated to any combination of
                                           Investment Divisions that we classify
                                           as Platform 4 Investment Divisions,
                                           shown on the Contract Schedule.

                                      If you chose to allocate a Purchase
                                      Payment to the EDCA Account, then the
                                      entire Purchase Payment must be allocated only to the EDCA Account. In addition, all transfers from an EDCA Account must be allocated to the same Investment Divisions, and other accounts included by rider, as your most recent allocations for Purchase Payments, or your Account Balance on the Effective Date.

                                      Your Account Balance will be rebalanced on a quarterly basis based on your most recent Purchase Payment allocation among the Investment Divisions or other accounts included by rider that complies with the allocation limitations described above. Rebalancing will also occur on a date when a subsequent Purchase Payment is received, if accompanied by new allocation instructions (in addition to the quarterly rebalancing). Quarterly rebalancing will first occur on the date that is three months from the Effective Date; provided however, rebalancing will be made on the 1st day of the following month if a quarterly rebalancing date occurs on the 29th, 30th or 31st of a month. Subsequent rebalancing will be made each quarter thereafter on the same day. In addition, if a quarterly rebalancing date is not a Business Day the reallocation will occur on the next Business Day. Withdrawals from the Contract will not result in rebalancing on the date of withdrawal.

                                      The Company will determine whether an
                                      Investment Division or any other accounts included by rider is classified as Platform 1, Platform 2, Platform 3 or Platform 4. We will not determine or change the classification of an Investment Division or other accounts included by rider in the event an Investment Division or its underlying investment option or any other accounts included by rider is added, deleted, substituted, merged or otherwise reorganized, unless we receive prior approval of the New York State Insurance Department. In that case, any change in classification will only take effect as to your Contract in the event you make a new Purchase Payment or request a transfer among Investment Divisions and any other accounts included by rider. We will provide you with prior written notice of any changes in classification of Investment Divisions or any other accounts included by rider.

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                                 You may change your Purchase Payment
                                 allocations instructions at anytime upon Notice to us, provided that such instructions must comply with the allocation limits described above in subsections (1) and (2). If you provide new allocation instructions for Purchase Payments and if these instructions conform to the allocation limits described above, future Purchase Payment and EDCA Account transfer allocations and quarterly rebalancing will be made in accordance with the revised allocation instructions.

                                 Any transfer request must result in an Account Balance that meets the allocation limits described above. Any transfer request will not cause your Purchase Payment allocation instructions to change unless a separate instruction is provided to us at the time of transfer.

                                 For additional details of the Company's
                                 policies and procedures applicable to this Allocation, Transfer and Rebalancing section of the Rider, please contact the Company.

                                 Any attempt to allocate to or transfer among Investment Divisions and any other accounts included by rider Purchase Payments or Account Balance not according to the allocation requirements above will not be accepted.

TERMINATION OF RIDER             This Rider will terminate upon the earliest of:

                                 (a)  The 30th day following the GMIB Rider
                                      Termination Date shown on the Contract
                                      Schedule;

                                 (b)  The date you make a full withdrawal of
                                      your Account Balance;

                                 (c) The date there are insufficient funds to deduct the GMIB Rider Charge from your Account Balance;

                                 (d)  The date you annuitize your Contract;

                                 (e) A change of the Owner or Joint Owner (or Annuitant if the Owner is a non-natural person), subject to our administrative procedures;

                                 (f) The date you assign your Contract; subject to our administrative procedures.

                                 (g)  Death of the Owner or Joint Owner (or
                                      Annuitant if the Owner is a non-natural
                                      person) unless the Beneficiary is the
                                      spouse of the Owner and elects to continue the Contract under the spousal continuation provisions of the Contract and the most recent Contract Anniversary is before the GMIB Rider Termination Date (the continuing spouse's Attained Age would apply);

                                 (h) The date the Guaranteed Principal Option takes effect; or

                                 (i) Termination of the Contract to which this Rider is attached

EXAMPLES The purpose of examples 1 and 2 is to illustrate withdrawal adjustments to the Annual Increase Amount. Example 1 illustrates a dollar-for-dollar adjustment when total partial withdrawals in a Contract Year are less than or equal to the Dollar-for-Dollar Withdrawal Percentage of the Annual Increase Amount from the prior Contract Anniversary. Example 2 illustrates a proportionate adjustment when total partial withdrawals in a Contract Year are greater than the Dollar-for-Dollar Withdrawal Percentage of the Annual Increase Amount from the prior Contract Anniversary.

                                 [The purpose of Example 3 is to show the asset allocation limits applicable to the Investment Divisions and other accounts included by rider under subsection (2).]

                                 The investment results shown are hypothetical and are not representative of past or future performance. Actual investment results may be more or less than those shown and will depend upon a number of factors, including investment allocations and the investment experience of the investment options chosen. The examples do not reflect the deduction of fees and charges and applicable income taxes and penalties.

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                                 EXAMPLE #1 - DOLLAR-FOR-DOLLAR ADJUSTMENT WHEN
                                 WITHDRAWAL IS LESS THAN OR EQUAL TO [5.0%] OF THE ANNUAL INCREASE AMOUNT FROM THE PRIOR CONTRACT ANNIVERSARY

                                      Initial Annual Increase Amount (AIA)               [$100,000]
                                      AIA at the 1st Contract Anniversary                [$105,000]
                                      Account Balance (AV) at 1st Contract Anniversary   [$ 80,000]
                                      Withdrawal on 1st Contract Anniversary             [$  5,000]
                                      AIA after withdrawal                               [$100,000]
                                      AV after withdrawal                                [$ 75,000]

                                      Assume the initial purchase payment is
                                      [$100,000]. Assume the AV at the 1st
                                      Contract Anniversary is [$80,000].The AIA at the 1st Contract Anniversary will be [$105,000] ([$100,000] increased by [5.0%]
                                      per year, compounded annually). Assume
                                      that on the 1st Contract Anniversary,
                                      [$5,000] is withdrawn (leaving an AV of
                                      [$75,000]). Because the withdrawal is less than or equal to [5.0%] of the AIA from the prior Contract Anniversary, the AIA is reduced by the withdrawal on a dollar-for-dollar basis to [$100,000] ([$105,000] - [$5,000] = [$100,000]).
                                      Assuming no other purchase payments or
                                      withdrawals are made before the 2nd
                                      Contract Anniversary, the AIA at the 2nd
                                      Contract Anniversary will be [$105,000]
                                      ([$100,000] increased by [5.0%] per year, compounded annually).

                                 EXAMPLE #2 - PROPORTIONATE ADJUSTMENT WHEN
                                 WITHDRAWAL IS GREATER THAN [5.0%] OF THE ANNUAL INCREASE AMOUNT FROM THE PRIOR CONTRACT ANNIVERSARY

                                      Initial Annual Increase Amount (AIA)               [$100,000]
                                      AIA at the 1st Contract Anniversary immediately
                                      before withdrawal                                  [$105,000]
                                      AV at 1st Contract Anniversary immediately
                                      before withdrawal                                  [$ 80,000]
                                      Withdrawal on 1st Contract Anniversary             [$ 10,000]
                                      AIA after withdrawal                               [$ 91,875]
                                      AV after withdrawal                                [$ 70,000]

                                      Assume the initial purchase payment is
                                      [$100,000]. Assume the AV at the 1st
                                      Contract Anniversary is [$80,000]. The AIA at the 1st Contract Anniversary will be [$105,000] ([$100,000] increased by [5.0%]
                                      per year, compounded annually) Assume that on the 1st Contract Anniversary, [$10,000] is withdrawn (leaving an AV of [$70,000]). Because the withdrawal is greater than [5.0%] of the AIA from the prior Contract Anniversary, the AIA is reduced by the value of the AIA immediately before the withdrawal ([$105,000]) multiplied by the percentage reduction in the AV attributed to that withdrawal ([$10,000]/[$80,000] =
                                      [12.5%]). Therefore, the new AIA is
                                      [$91,875] ([$105,000] x [12.5%] =
                                      [$13,125]; [$105,000] - [$13,125] =
                                      [$91,875]). Assuming no other purchase
                                      payments or withdrawals are made before
                                      the 2nd Contract Anniversary, the Annual
                                      Increase Amount at the 2nd Contract
                                      Anniversary will be [$96,469] ([$91,875]
                                      increased by [5.0%] per year, compounded annually).

                                      The maximum withdrawal that can be taken in the 3rd Contract Year without getting a proportionate adjustment to the AIA would be [$4,823] ([$96,469] *[5.0%]).

ML-560-8-NY (11/10)

                                 [EXAMPLE #3 - ALLOCATION AND REBALANCING

                                      Assume an account was issued on [1/1/2010] with a [$100,000] Purchase Payment. The chosen asset allocation is:

                                      Platform 1 - [35%]
                                      Platform 2 - [50%]
                                      Platform 3 - [15%]

                                      A purchase payment of [$100,000] was made on [2/1/2010] with the same asset allocation. The money allocated to each Platform from the new Purchase Payment is:

                                      Platform 1 - [$35,000]
                                      Platform 2 - [$50,000]
                                      Platform 3 - [$15,000]

                                      The Account Balance at the end of
                                      [3/31/2010] is [$200,000]. Assume
                                      [$55,000] is in Platform 1, [$110,000] is
                                      in Platform 2, and [$35,000] is in
                                      Platform 3. The quarterly rebalancing will take place on [4/1/2010] so that after the rebalancing, the Platform values will be:

                                      Platform 1 = [35%] of [$200,000] = [$70,000]
                                      Platform 2 = [50%] of [$200,000] = [$100,000]
                                      Platform 3 = [15%] of [$200,000] = [$30,000]

                                      The client changes their Purchase Payment allocation instructions on [5/1/2010]. Since no new Purchase Payment is allocated, no rebalancing occurs. Future Purchase Payments and quarterly rebalancing will be made in accordance with this revised Purchase Payment allocation instruction. The new instruction is:

                                      Platform 1 - [30%]
                                      Platform 2 - [40%]
                                      Platform 3 - [15%]
                                      Platform 4 - [15%]

                                      The Account Balance at the end of
                                      [6/30/2010] is [$250,000]. Assume
                                      [$60,000] is in Platform 1, [$130,000] is
                                      in Platform 2, and [$60,000] is in
                                      Platform 3. The quarterly rebalancing will take place on [7/1/2010] using the most recent Purchase Payment allocation from [5/1/2010] so that after the rebalancing, the Platform values will be:

                                      Platform 1 = [30%] of [$250,000] = [$75,000]
                                      Platform 2 = [40%] of [$250,000] = [$100,000]
                                      Platform 3 = [15%] of [$250,000] = [$37,500]
                                      Platform 4 = [15%] of [$250,000] = [$37,500]]

Metropolitan Life Insurance Company has caused this Rider to be signed by its [Secretary].


                                        [/s/ Jeffrey A. Welikson]
                                                [SECRETARY]

ML-560-8-NY (11/10)

                               GMIB ANNUITY TABLES

                     AMOUNT OF FIRST MONTHLY INCOME PAYMENT

                            PER $1000 OF INCOME BASE

                                 ANNUITANT ONLY

            Life Annuity with 5 Years of Annuity Payments Guaranteed

ATTAINED AGE OF
  ANNUITANT       MALE   FEMALE
---------------   ----   ------
       60         2.90   2.72
       65         3.27   3.04
       70         3.75   3.47
       75         4.40   4.03
       80         5.27   4.81
       85         6.45   5.91
       90         6.45   5.91

Life Annuity with 5 Years of Annuity Payments Guaranteed Provided You were at least Age 57 when the Contract was Issued: No Withdrawals Were Taken Prior to
               Age 62 and Your Account Balance is fully withdrawn

ATTAINED AGE OF
  ANNUITANT       MALE   FEMALE
---------------   ----   ------
       60         2.90   2.72
       65         4.17   4.17
       70         4.17   4.17
       75         4.40   4.17
       80         5.27   4.81
       85         6.45   5.91
       90         6.45   5.91

                          ANNUITANT AND JOINT ANNUITANT

     Joint and Survivor Annuity with 5 Years of Annuity Payments Guaranteed

                                                 AGE OF FEMALE ANNUITANT
ATTAINED AGE OF   -------------------------------------------------------------------------------------
 MALE ANNUITANT   10 YEARS YOUNGER   5 YEARS YOUNGER   0 YEARS YOUNGER   5 YEARS OLDER   10 YEARS OLDER
---------------   ----------------   ---------------   ---------------   -------------   --------------
      55                2.01               2.12             2.23              2.33            2.42
      60                2.17               2.30             2.44              2.56            2.67
      65                2.36               2.53             2.70              2.86            2.99
      70                2.59               2.81             3.03              3.24            3.41
      75                2.90               3.18             3.47              3.75            3.99
      80                3.29               3.67             4.07              4.46            4.78
      85                3.82               4.34             4.91              5.45             N/A
      90                3.82               4.34             4.91              N/A              N/A

Monthly payments for ages not shown will be furnished on request.

ML-560-8-NY (11/10)